Exhibit 10.15

February 16, 2023

Re: Separation from Employment and General Release

Dear Raven,

This letter agreement and general release (this “Agreement”) sets forth the terms of your separation from employment with Diffusion Pharmaceuticals Inc. (together with its subsidiaries, “Diffusion” or the “Company”) effective March 1, 2023 (the “Separation Date”). References in this Agreement to “you” and “your” refer to Ms. Raven Jaeger, M.S.

1.

Separation from Employment. Your employment as the Company’s Regulatory Officer, as well as your employment and all other positions you currently hold or held with the Company or any of its affiliates (including, without limitation, as a director, employee, officer or manager) terminate on the Separation Date. All benefits and perquisites of employment are ceased as of the Separation Date, except that you will receive, to the extent not already paid to you, the Accrued Benefits (as defined in your employment agreement with the Company, dated as of May 18, 2022 (as amended and/or restated from time to time, the “Employment Agreement”)). All payments due to you from the Company or any of its affiliates from and after the date of this Agreement will be determined under the applicable provisions of this Agreement. You and the Company agree that you are not entitled to any further compensation or benefits from the Company or any of its affiliates other than (i) the Accrued Benefits, (ii) if applicable, the Separation Benefits (as defined below), and (iii) without duplication of any Accrued Benefits or Separation Benefits, the following:

a.	You will retain any vested balance in your Diffusion 401(k) account;

b.

You will be entitled to retain all Diffusion purchased computer and electronic equipment in your possession, provided that you must allow the Company the ability to remove/disconnect your access to Diffusion’s systems and technology infrastructure; and

c.	Diffusion will not oppose any application for unemployment compensation you may make, if any

2.

Separation Benefits. Subject to your execution and non-revocation of this Agreement and your compliance with the terms of this Agreement and the terms of the Employment Agreement that survive the Separation Date as described below in Section 5(a), the Company will pay or provide you with the following payments and benefits, less applicable taxes and withholdings (collectively, such payments and benefits, the “Separation Benefits”):

a.	An amount equal to $300,000, representing nine months of your current base salary, to be paid as a lump-sum on the first Company payroll date after the Effective Date (as defined below);

b.

An amount equal to $23,014, representing your target annual bonus for the 2023 calendar year multiplied by a fraction (A) the numerator of which is 60 (i.e., the number of days during calendar year 2023 on which you served as the Company’s 365, and (B) the denominator of which is 365, to be paid in cash as a lump-sum on the first Company payroll date after the Effective Date (as defined below);

c.

In lieu of the COBRA Benefit (as defined in your Employment Agreement), an amount equal to $68,989, representing potential future premium payments for continued coverage in Diffusion’s group health plans pursuant to Virginia Code §38.2-3541 (the “Virginia Mini-COBRA Law”), to be paid in cash as a lump-sum on the first Company payroll date after the Effective Date (as defined below);

d.

You will retain all options to purchase shares of Diffusion common stock granted to you under Diffusion’s equity incentive plans that have vested as of the Separation Date, which, in accordance with the terms of your previously granted option award agreements, will remain exercisable for a period of three (3) months after the Separation Date.

3.

Virginia Mini-COBRA Law. If timely elected, you and your eligible dependents may be eligible for continuation or conversion coverage under Diffusion’s group health plans pursuant to the Virginia Mini-COBRA Law. IF YOU WISH TO CONTINUE COVERAGE UNDER THE VIRGINIA MINI-COBRA LAW, IT IS ESSENTIAL THAT YOU PROPERLY AND TIMELY ELECT SUCH COVERAGE IN ACCORDANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED BY DIFFUSION’S THIRD-PARTY ADMINISTRATOR FOLLOWING THE SEPARATION DATE. DIFFUSION CANNOT MAKE THIS ELECTION FOR YOU.

4.	Complete General Release of Claims.

a.

In consideration of the Separation Benefits, and other good and valuable consideration to which you would not otherwise be entitled, you (on behalf of yourself, and your heirs, executors, and assigns) hereby irrevocably release and discharge the Company and its past, present and future subsidiaries, divisions, affiliates and parents; each of their respective current and former officers, directors, shareholders, employees, attorneys, agents, benefit plans, and/or owners, in their individual and official capacities; and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all claims and/or causes of action, known or unknown, contingent or noncontingent, accrued or unaccrued, which you may have or could claim to have against any of the Released Parties up to and including the date you sign this Agreement. The general release in this paragraph includes, but is not limited to: (i) all claims arising from or during your employment or service, or as a result of the termination of your employment or service, in any case, with any of the Released Parties; (ii) all claims arising under the Employment Agreement; (iii) all claims arising under any Plan or any of the Options; (iv) any other claims for unpaid or withheld wages, severance, paid time off or vacation pay, benefits, bonuses and/or other compensation of any kind, including claims arising under any Diffusion equity incentive plan or equity-based awards granted to you thereunder; (v) any other claims of retaliation or wrongful discharge, or of discrimination and/or harassment based on sex, race, religion, color, creed, disability, handicap, citizenship, national origin, age or any other factor prohibited by federal, state or local law, including, without limitation, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and/or the Americans with Disabilities Act; (vi) any claims under the Corporate and Criminal Fraud Accountability Act of 2002 (also known as the Sarbanes Oxley Act), the Employee Retirement Income Security Act, or the Family and Medical Leave Act; (vii) any claims under Title 40 of the Virginia Code, the Virginia Equal Pay Act, the Virginia Human Rights Act, the Virginia Labor and Employment Code, the Virginians with Disabilities Act, the Virginia whistleblower statute (Va. Code Ann § 40.1-27.3), the Virginia wage payment law (Va. Code Ann § 40.1-29 et seq.); (viii) any claims under the Delaware Discrimination in Employment Act, the Delaware Persons with Disabilities Employment Protections Act, the Delaware Whistleblowers’ Protection Act, the Delaware jury duty leave law (Del. Code Ann. tit. 10, § 4515), the Delaware polygraph testing statute (Del. Code Ann. tit. 19, § 704), the Delaware telephone, electronic mail, and Internet monitoring statute (Del. Code Ann. tit. 19, § 705), the Delaware social media statute (Del. Code Ann. tit. 19, § 709A), the Delaware compensation history statute (Del. Code Ann. tit. 19, § 709B); (ix) all claims arising under any similar federal, state, or local statute, rule, regulation or ordinance, or under the common law, of any other jurisdiction; (x) all claims for attorneys’ fees, costs, or expenses; and (xi) any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, quasi-contract, detrimental reliance, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, misrepresentation, or intentional infliction of emotional distress.

b.

The release in Section 4(a) (the “Release”) applies fully to protect the past, present, and future directors, officers, employees, stockholders, attorneys, and other agents of Diffusion, as well as its affiliates, the directors, officers, employees, attorneys, and other agents of such affiliates, and any benefit plans of Diffusion and/or its affiliates. Further, the Release applies fully to release the rights of your heirs, agents, successors, assigns, and spouse (if any) concerning the matters described therein. It is the intention of you and the Company that the language relating to the description of released claims in this Agreement shall be given the broadest possible interpretation permitted by law. It is understood that nothing in this Agreement is to be construed as an admission on behalf of any of the Released Parties of any wrongdoing (with any such wrongdoing being expressly denied).

c.

Notwithstanding the foregoing, the Release shall not apply to, and you are not releasing, any claims (i) in respect of any of your rights under this Agreement (including, without limitation, to the Separation Benefits); (ii) relating to your right to receive workers’ compensation benefits; (iii) relating to your right to continue your group health benefits in accordance with the Virginia Mini-COBRA Law; (iv) relating to any express right you have to indemnification for acts performed or omissions while an officer, employee, director or manager of the Company or any of its subsidiaries, as provided under the organizational documents of the Company or such subsidiary, under any applicable insurance policy or otherwise; and (v) that cannot be waived as a matter of law. Furthermore, for the avoidance of doubt, nothing in the Release or otherwise in this Agreement shall restrict your rights to (x) make disclosures specifically required under applicable law or (y) provide truthful statements or testimony before, or otherwise assist in any investigation or proceeding brought by, any self-regulatory organization, state or federal regulatory authority, administrative agency, of Diffusion’s internal compliance department regarding your employment with Diffusion, unlawful employment practices, or any other possible violations of applicable laws, rules, or regulations.

5.	Covenant Not to Sue.

a.

You agree and covenant not to institute or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by this Agreement.

b.

Notwithstanding Section 5(a), you understand that nothing in this Agreement precludes you from filing a charge with, cooperating with, communicating with, or providing information to, the U.S. Equal Employment Opportunity Commission, U.S. Securities and Exchange Commission, or other government agency, or in connection with any proceedings by any such agency. You agree, however, that you will not seek or accept any relief obtained on your behalf by any government agency, private party, class, or otherwise with respect to any claims released in this Agreement, provided that this Agreement does not limit your right to receive an award for information provided to any government agency.

6.	Continuing Obligations.

a.

Surviving Provisions of the Employment Agreement. The Employment Agreement is terminated effective as of the Separation Date, but you acknowledge and agree that you remain bound by (i) Section 2.1, (ii) Sections 4.3 through 4.17, (iii) Article 5, and (iv) any corresponding definitions in Article 1, in each case, of the Employment Agreement in accordance with their terms, each of which remain in effect notwithstanding the termination of the Employment Agreement.

b.

Return of Property. Subject to Section 1(b) above, you represent that you have returned (and have not retained) in good working condition any and all property, equipment, documents, and other information, confidential or otherwise, of the Company or any of its affiliates that was in your possession, custody, or control.

c.

Material Non-Public Information. You acknowledge that the Company is a reporting company under the Securities Exchange Act of 1934, as amended, and its equity securities are currently traded on the NASDAQ Capital Market. You hereby acknowledge and agree that you shall not (i) trade in the securities of the Company while in possession of material, non-public information regarding the Company or (ii) communicate any such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

d.	Confidential Information. You will continue to protect and will not disclose to any person or other third-party any of Diffusion’s confidential or proprietary information of which you are aware.

e.

Supplemental Separation Agreement and Release. If you sign this Agreement prior to the Separation Date, you agree (i) you will continue to diligently and conscientiously devote the your business time, attention, energy, skill, and best efforts to the business and affairs of Diffusion through the Separation Date, (ii) to sign a Supplemental Separation Agreement and General Release which will restate the terms of the Release through and including the Separation Date and (iii) that Diffusion’s obligations with respect to the Separation Payment will not apply until and unless you sign such Supplemental Separation Agreement and General Release.

7.	Miscellaneous.

a.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, irrespective of conflicts of law principles, and you and the Company hereby agree that all disputes arising under or relating to this Agreement, your employment or other service with the Company or any of its affiliates or the termination thereof, in each case, shall be resolved in accordance with Sections 5.2 and 5.3 of the Employment Agreement (including, without limitation, the WAIVER OF JURY TRIAL provision set forth therein).

b.

This Agreement is solely for the purpose of resolving and concluding amicably all possible matters between you and Diffusion and nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by you or by Diffusion.

c.

This Agreement embodies the complete understanding and agreement between you and Diffusion, and, except to the extent explicitly set forth herein with respect to the Employment Agreement, supersedes any and all prior agreements, oral or written, express or implied, except that this Agreement does not supersede or affect any prior agreement between you and Diffusion concerning Diffusion’s confidential information.

d.

This Agreement may not be modified, supplemented, or terminated without the express written consent of both you and Diffusion, making specific reference to this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

e.

The Company, but not you, may assign its rights and obligations under this Agreement, and such rights and obligations inure to the benefit of, and are binding upon, the Company ' s successors and assigns. You and the Company intend that the terms of this Agreement be considered severable, such that if any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity will not affect any other provision of this Agreement, and such other provisions will remain in full force and effect. The principle of construction that all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in "portable document format," each of which shall be an original and which taken together shall constitute one and the same document.

8.	Acknowledgements. You acknowledge, represent, covenant, and agree that:

●	you have read carefully the terms of this Agreement, including the Release;
●	you have had an opportunity to and have been encouraged to review this Agreement, including the Release, with an attorney;
●	you understand the meaning and effect of the terms of this Agreement, including the Release;
●	you were given as much time as you needed – and in no event less than twenty-one (21) days – to determine whether you wished to enter into this Agreement, including the Release;
●	your entry into and execution of this Agreement, including the Release, is your own free and voluntary act without compulsion of any kind; and
●	no promise or inducement to enter into this Agreement not expressed herein has been made to you.

9.

Effective Date. You may revoke this Agreement for a period of seven (7) days following the day you sign it. If you choose to revoke this Agreement following execution, you must do so in writing, the writing must be received by Diffusion via e-mail to the Company’s General Counsel, and it must be received by Diffusion within that seven (7) day period. Accordingly, this Agreement shall not become effective or enforceable until 12:00 a.m. on the eighth (8th) day following your signature hereof (the “Effective Date”).

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By signing this Agreement, you acknowledge that you have carefully reviewed this Agreement, that you have had an opportunity to consult with counsel of your choice, that you have entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that you have been afforded an adequate time to review carefully the terms of this Agreement, and that this Agreement will not be deemed void or avoidable by claims of duress, deception, mistake of fact or otherwise.

Sincerely, DIFFUSION PHARMACEUTICALS INC.
/s/ Robert J. Cobuzzi
Robert J. Cobuzzi, Jr., Ph.D.
Chief Executive Officer

I have reviewed the Agreement as set forth above, I understand the Agreement, and, intending to be legally bound by my signature below, knowingly, and voluntarily accept all its terms and conditions.

/s/ Raven Jaeger	March 1, 2023
Name: Raven Jaeger, M.S.	Date